Exhibit 77.Q1(e)

                           THE EHRENKRANTZ TRUST

                      INVESTMENT ADVISORY AGREEMENT


        INVESTMENT ADVISORY AGREEMENT made on this ____ day of _________ by and between the Trustees ("Trustees" herein) of The Ehrenkrantz Trust, a Trust ("Trust" herein) and Ehrenkrantz King Nussbaum Asset Management Group, Inc. ("Advisor" herein), a New York corporation.

	WHEREAS the Trust has been organized as an investment company, and desires to employ its capital by investing and reinvesting the same in securities as provided in the Trust Indenture of The Ehrenkrantz Trust and the Declaration of Trust effective December 9, 1986 ("Trust Indenture" herein); and

	WHEREAS the Trust desires to avail itself of the sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor perform for it various advisory, statistical, accounting and clerical services; and

	WHEREAS the Advisor is willing to furnish such advice, facilities and services on the terms and conditions hereinafter set forth:

	NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed that:

	1.	(a)	The Advisor, subject to the direction of the
Trustees, shall provide the Trust with investment research and advice and shall manage and supervise the Trust's portfolio of investments. In performing this function, the Advisor shall (i) use its best efforts to present a continuing and suitable investment program to the Trust, which is consistent with the investment policies and objectives of the various series of the Trust; (ii) furnish the Trust with such information and reports regarding the securities in the Trust's portfolio and proposed additions to the portfolio as the Advisor deems appropriate or as the Trust may reasonably request; (iii) supervise the Trust's relations with its Custodian, auditors and governmental regulatory bodies; and (iv) furnish certain office space and certain secretarial and clerical assistance necessary for the performance of the foregoing functions.

		(b)	The Trust shall pay all of its ordinary expenses of
operation unless specifically excepted, such expenses of operation including, but not being limited to, the following: (i) the expenses of maintaining its own books of account; (ii) the expenses of maintaining one or more of its custodians, transfer agents for administration of shareholder accounts and dividend disbursing agents; (iii) the expenses of computing the daily net asset value of various series of the Trust; (iv) the fees and expenses of its Trustees, including those Trustees who also may be Directors of the Advisor, and the fees and expenses of the members of any Committee of the Trust including any members who also may be Directors or officers or employees (or all of these) of the Advisor, and who perform services therefor and are compensated thereby; (v) the expenses of meetings of its shareholders; (vi) the expenses of printing and mailing of all shareholder reports and other required reports and documents provided sshareholders, including, but not being limited to, the cost of printing and mailing prospectuses to shareholders; (vii) taxes of any kind assessed against the Trust; (viii) interest and commissions; (ix) Securities and Exchange Commission registration fees; (x) state registration fees; (xi) the expenses of Trust existence; (xii) all or part of the salaries of the Trust officers and other employees who also may be Directors or officers or employees (or all of these) of the Advisor, and who perform services therefor and are compensated thereby; (xiii) the fees of its auditors; (xiv) the fees of its legal counsel; (xv) travel, entertainment, publications, telephone and communications expense; (xvi) office space rent, and (xvii) all other ordinary expenses of operation. The Trust also shall pay all extraordinary expenses of whatever kind or nature, unless such expenses have been specifically assumed by the Advisor.

		(c)	The Advisor may waive any portion of the compensation
or reimbursement of expenses due it pursuant to this Agreement and may assume any expenses otherwise payable by the Trust. Any such waiver or assumption, however, shall be applicable only with respect to the specific item waived or assumed and shall not constitute a waiver of any future compensation or reimbursement nor the assumption of any future expense.

		(d)	When officers or employees of the Advisor perform
duties for the Trust other than those duties required by Section 1(a) the Trust shall reimburse the Advisor for the performance of such duties or may, with the consent of the Advisor, pay those officers or employees directly.

	2.	(a)	The Advisor shall be paid monthly a fee computed
separately for each series on the first business day of each month of the Trust's fiscal year at the annual rate of 1% of average net assets the respective series as compensation for its services as specified in sub-paragraph 1(a) herein.

		(b)	For the purpose of determining fees payable to the
Advisor, the value of net assets shall be computed in the manner specified in the Trust's prospectus.

	3.	The Advisor shall allocate brokerage commissions on portfolio transactions for the Trust among such brokers and/or dealers who provide investment information, provide services to the Trust or to the Advisor in its capacity as investment adviser, or who sell shares of the Trust, if and in the manner permitted by applicable laws or regulation; provided, however, that such brokers or dealers render satisfactory service at standard rates, subject, in any event, to the Trust's obtaining favorable prices and executions of orders, consistent with the various services provided.

	4.	The Advisor may act as investment adviser to one or more
 investment companies. If, while so acting, it appears that the purchase or sale of securities of the same issuer is advantageous to the Trust and such other investment companies and is consistent with the investment objectives of the various series of the Trust and such other companies, and if such purchases or sales should be executed at approximately the same time, each will be executed on a proportionate basis, if feasible, and in the alternative, on a rotating or other equitable basis.

	5.  	The Advisor assumes no responsibility under this Agreement
 other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Trust in following or declining to follow any advice or recommendations of the Advisor. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Advisor in the performance of its duties under this Agreement.

	6.	Nothing in this Agreement shall limit or restrict the right
 of any Director, officer or employee of the Advisor who may also be a Trustee, officer or other employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Advisor to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. Trustees and employees of the Trust are, therefore, specifically permitted to serve from time to time as directors, officers and employees of other corporations including the Advisor, other companies which it may acquire, or with which it may merge or consolidate, and other investment companies which the Advisor may organize or sponsor.

	7.	This Agreement shall become effective upon approval by a
 majority of the shareholders at a special meeting of shareholders called for that purpose.

	8.	This Agreement may be terminated at any time in accordance
 with the provisions of Section 15 (a) (c) of the Investment Company Act of 1940 and shall terminate automatically in the event of its assignment.

	9. This Agreement shall continue in effect only so long as it is specifically approved annually by the Trustees, including the vote of a majority thereof who are not parties to the Agreement or "interested persons," as defined in Section 1(a)(19) of the Investment Company Act of 1940, of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority, of the outstanding voting securities of the Trust.

	10.	The Trust Indenture is incorporated herein by reference and
 this Agreement shall be governed thereby and interpreted in a manner consistent therewith.

	11.	Notice to the Advisor shall be addressed to:  Ehrenkrantz
 King Nussbaum Asset Management Group, Inc., 600 Old Country Road, Garden City, New York 11530; notices to the Trust shall be addressed to The Ehrenkrantz Trust, 410 Park Avenue, 7th Floor, New York, N.Y. 10022.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized:

                  THE EHRENKRANTZ TRUST




                   BY:
                        Irwin Nussbaum
                        President



                   EHRENKRANTZ KING NUSSBAUM ASSET MANAGEMENT GROUP, INC.



                   BY:
                        Thomas Guigliano
                        Secretary